Exhibit 23.2
M&K CPAS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated March 31, 2015, of Mobivity Holdings Corp. relating to the financial statements as of December 31, 2014 and 2013. We hereby consent to the incorporation in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated May 19, 2014, of SmartReceipt, Inc. relating to the financial statements as of December 31, 2013 and 2012, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

August 24, 2015